Hostess Brands, Inc. Announces Fourth Quarter and Full Year 2019 Financial Results
Provides 2020 Outlook, Including Voortman Cookies Limited
Executes Relocation of Primary Distribution Center

KANSAS CITY, MO, February 26, 2020 - Hostess Brands, Inc. (NASDAQ: TWNK, TWNKW) (“Hostess” or the “Company”), today reported its financial results for the fourth quarter and year ended December 31, 2019.
Fourth Quarter 2019 Business Highlights as Compared to the Prior Year Period1:

•Net revenue was $216.7 million, an increase of 6.7% excluding the impact of the sale of the In-Store Bakery (“ISB”) business, driven primarily by strong performance of Hostess® branded products across retail channels.
•Point of sale increased 8.3% and market share was 18.6%, up 113 basis points.
•Gross profit was $70.8 million, an increase of 6.7% excluding ISB, due to higher sales volume and pricing actions as well as continued operating efficiencies. Adjusted gross profit was $75.3 million, a 5.7% increase excluding a $2.5 million decline from the sale of ISB.
•Net income increased 44.0% to $23.6 million and diluted EPS increased 41.7% to $0.17 per share primarily due to a foreign currency contract gain, partially offset by transaction and other facility transition costs and the sale of ISB. Adjusted net income was $22.8 million, compared to $23.5 million and adjusted EPS was $0.16 per share, compared to $0.17 per share. Improved operating performance was offset by the sale of ISB, and higher depreciation and stock compensation expense.
•Adjusted EBITDA was $52.4 million, or 24.2% of net revenue, compared to $51.4 million, or 23.9% of net revenue. Adjusted EBITDA increased 6.3%, excluding the $2.2 million decline due to the sale of ISB.

Full Year 2019 Financial Highlights as Compared to the Prior Year Period1:

•Net revenue increased 8.7%, excluding the ISB business, driven primarily by Hostess® branded growth.
•Point of sale increased 6.5% and market share was 18.8%, up 80 basis points.
•Gross profit increased 13.4% and adjusted gross profit increased 12.4%, excluding any impact of ISB.
•Net income was $77.6 million and adjusted EBITDA was $204.7 million. Adjusted EBITDA increased 11.4%, excluding any impact of ISB.
•Reduced leverage to 3.4x.

Transformative Operational Accomplishments:

•Implemented operational enhancements to drive significant profitability improvement of Cloverhill Business.
•Completed strategic changes to portfolio through disposition of ISB business on August 30, 2019 and acquisition of Voortman Cookies, Limited (“Voortman”) on January 3, 2020.
•Executed transition of distribution capabilities to Kansas expanding our capabilities and capacity for growth.
•Advanced capabilities through addition of key talent and enhanced tools and data analytics to improve performance.

Andy Callahan, the Company's President and Chief Executive Officer commented, “We are excited by the transformative operational progress our team achieved during the year which will continue to fuel sustainable long-term profitability and value for our stockholders. Our fourth quarter and full year financial results reflect meaningful growth in net revenue with a solid increase in market share and strong gross profit margin expansion resulting from gains in volume and distribution of Hostess® branded core products and breakfast innovation. We expect 2020 to continue this positive momentum driving another year of meaningful growth, including the continued growth of our Hostess® branded products, execution of operating enhancements and the integration of our recently completed acquisition of Voortman.”

1This press release contains certain non-GAAP financial measures, including adjusted gross profit, adjusted gross margin, adjusted EBITDA, adjusted operating income, and adjusted earnings per share (“EPS”). Please refer to the schedules in the press release for reconciliations of non-GAAP financial measures to the comparable GAAP measure. Unless otherwise stated, all comparisons of financial measures in this press release are to the fourth quarter or full year of 2018, as applicable. All measures of market performance contained in this press release, including point of sale and market share, include all Company branded products within the SBG category as reported by Nielsen but do not include other products sold outside of the SBG category. All market data in this press release refer to the 13-week period ended December 28, 2019 and the prior-year comparable period. The Company's leverage ratio is net debt (total long-term debt less cash) divided by adjusted EBITDA.

2020 Outlook Summary:

•The Company expects organic revenue growth ahead of the SBG category in 2020 driven by expansion of core products as well as new innovation.
•Full year 2020 adjusted EBITDA is expected to be in the range of $225 million to $240 million, an increase of 13% to 20% over 2019, excluding the $5 million of 2019 ISB adjusted EBITDA, primarily driven by organic growth, continued operating efficiencies and the contribution of approximately $20 million from the acquisition of Voortman.
•The Company expects a leverage ratio of approximately 4x at the end of 2020, increased by the additional debt incurred to finance the Voortman acquisition partially offset by strong operating cash flows.

Fourth Quarter 2019 Compared to Fourth Quarter 2018
Net revenue was $216.7 million, an increase of 0.9%, or $1.9 million, compared to $214.8 million. Excluding the impact of the sale of ISB, net revenue increased $13.5 million or 6.7%. Growth was driven by increased sales volume of Hostess® core products such as Donettes®, strong performance from core and breakfast innovation products and continued growth of our Dolly Madison® branded products. These increases were achieved across sales channels, with growth most notably driven within the club, convenience and mass retail channels.

Gross profit was $70.8 million, or 32.7% of net revenue, compared to $68.8 million, or 32.0% of net revenue. Excluding ISB, gross profit increased 6.7%. Adjusted gross profit was $75.3 million, or 34.8% of net revenue, compared to $73.8 million or 34.3% of net revenue. Adjusted gross profit, excluding ISB, increased 5.7%. Gross margin increased as a result of increased sales volume and operating efficiencies, partially offset by higher input costs.

Operating costs and expenses were $31.2 million, or 14.4% of net revenue, compared to $38.5 million, or 17.9% of net revenue. The Company recognized a $7.1 million gain on the valuation of a foreign currency contract originated during the quarter to hedge the January 2020 purchase of Voortman in Canadian dollars. In 2018, the Company recognized a $3.3 million asset impairment. Excluding these items, operating costs and expenses increased due to costs incurred for the Voortman acquisition and facility transition costs.
The Company's effective tax rate was 20.2%, compared to 18.2%. The increase in the effective tax rate is due to the Class A for Class B share exchanges during 2019. Subsequent to these exchanges, more income from Hostess Holdings, L.P. was allocated to Hostess Brands, Inc.
Net income was $23.6 million compared to $16.4 million and dilutive EPS was $0.17 compared to $0.12. Adjusted net income was $22.8 million, compared to $23.5 million and adjusted EPS was $0.16, compared to $0.17. Improved operating performance was offset by the sale of ISB, and higher depreciation and stock compensation expense. Additionally, adjusted EPS declined as a result of the dilutive impact of the warrants.

Adjusted EBITDA was $52.4 million, or 24.2% of net revenue, compared to $51.4 million, or 23.9% of net revenue. Excluding the impact of ISB, adjusted EBITDA increased $3.1 million or 6.3%.
Cash from operations for the year ended December 31, 2019 was $144.0 million compared to $143.7 million for the same period last year.
Relocation to New Distribution Facility
In November 2019, the Company executed its previously announced relocation of its primary distribution center from Illinois to Kansas. The new location is closer to the Company’s largest bakery and more centrally located within the United States providing the Company with the ability to reach customers faster, reduce transportation costs and improve service levels. This critical transition provides enhanced infrastructure for future profitable growth.
2020 Outlook
On January 3, 2020, the Company completed its purchase of Voortman, a manufacturer of premium, branded wafers as well as sugar-free and specialty cookies with distribution mainly in the United States and Canada. Voortman® is a leading brand with a well-defined consumer position that complements and extends the growing Hostess® portfolio into the growing cookie and better-for-you sweet snacking categories with meaningful runway for future growth. As the Company transitions Voortman to unlock meaningful distribution expansion in key growth channels, it expects 2020 net revenue and adjusted EBITDA contribution of approximately $90 million and $20 million, respectively.

The Company expects the following consolidated financial results for the full year 2020:
•Organic net revenue growth above the SBG category;
•Adjusted EBITDA of $225 million to $240 million, an increase of 13% to 20% from 2019 excluding the $5 million of 2019 ISB adjusted EBITDA;
•Adjusted EPS of $0.65 to $0.75, an increase of 7% to 23%;
•Leverage ratio of approximately 4x at the end of 2020 compared to 3.4x at December 31, 2019, absent any additional acquisitions or optional debt reductions;
•Capital expenditures of approximately $50 million to $60 million, including $20 million expected for the Voortman integration;
•Income tax rate of 24% to 26% giving effect to the non-controlling interest.
The Company provides guidance only on a non-generally accepted accounting principles (non-GAAP) basis and does not provide a reconciliation of the Company's forward-looking financial expectations to the most directly comparable GAAP financial measure because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation; including adjustments that could be made for deferred taxes; remeasurement of the Tax Receivable Agreement, changes in allocation to the non-controlling interest, transformation expenses and other non-operating gains or losses reflected in the Company's reconciliation of historic non-GAAP financial measures, the amount of which could be material. Please refer to the Reconciliation of Non-GAAP Financial Measures included in this press release for further information about the use of these measures.
Conference Call and Webcast
The Company will host a conference call and webcast with an accompanying presentation today, February 26, 2020 at 4:30 p.m. EDT to discuss the results for the fourth quarter. Investors interested in participating in the live call can dial (877) 451-6152 from the U.S. and (201) 389-0879 internationally. A telephone replay will be available approximately two hours after the call concludes through March 13, 2020, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations, and entering confirmation code 13698714. The simultaneous, live webcast and presentation will be available on the Investor Relations section of the Company’s website at www.hostessbrands.com. The webcast will be archived for 30 days.
About Hostess Brands, Inc.
Hostess Brands, Inc. is a leading packaged food company focused on developing, manufacturing, marketing, selling and distributing fresh baked sweet goods in North America. The Hostess® brand's history dates back to 1919, when the Hostess® CupCake was introduced to the public, followed by Twinkies® in 1930. Today, the Company produces a variety of new and classic treats in addition to Twinkies® and CupCakes, including Donettes®, Ding Dongs®, Zingers®, Danishes, Honey Buns and Coffee Cakes. In January 2020, the Company acquired Voortman Cookies, Limited which produces a variety of cookies and wafers products, including sugar-free products under the Voortman® brand. For more information about Hostess® products and Hostess Brands, please visit hostesscakes.com. Follow Hostess on Twitter: @Hostess_Snacks; on Facebook: facebook.com/Hostess; on Instagram: Hostess_Snacks; and on Pinterest: pinterest.com/hostesscakes.
The Company has two reportable segments: SBG and In-Store Bakery. The SBG segment consists of sweet baked goods, bread and buns and frozen retail products that are sold under the Hostess®, Dolly Madison®, Cloverhill® and Big Texas® brands. The In-Store Bakery segment consists of Superior on Main® and private label products sold through the in-store bakery section of grocery and club stores. The Company divested its In-Store Bakery segment's operations on August 30, 2019.

Forward-Looking Statements

This press release contains statements reflecting the Company's views about its future performance that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. Forward-looking statements are generally identified through the inclusion of words such as “believes,” “expects,” “intends,” “estimates,” “projects,” “anticipates,” “will,” “plan,” “may,” “should,” or similar language. Statements addressing the Company's future operating performance and statements addressing events and developments that the Company expects or anticipates will occur are also considered as forward-looking statements. All forward-looking statements included herein are made only as of the date hereof. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.
These statements inherently involve risks and uncertainties that could cause actual results to differ materially from those anticipated in such forward-looking statements. These risks and uncertainties include, but are not limited to, maintaining, extending and expanding the Company's reputation and brand image; protecting intellectual property rights; leveraging the Company's brand value to compete against lower-priced alternative brands; correctly predicting, identifying and interpreting changes in consumer preferences and demand and offering new products to meet those changes; operating in a highly competitive industry; the ability to maintain or add additional shelf or retail space for the Company's products; the continued ability to produce and successfully market products with extended shelf life; our ability to successfully integrate, achieve expected synergies and manage our acquired businesses and brands; the ability to drive revenue growth in key products or add products that are faster-growing and more profitable; volatility in commodity, energy, and other input prices and the ability to adjust pricing to cover increased costs; dependence on major customers; geographic focus could make the Company particularly vulnerable to economic and other events and trends in North America; increased costs in order to comply with governmental regulation; general political, social and economic conditions; a portion of the workforce belongs to unions and strikes or work stoppages could cause the business to suffer; product liability claims, product recalls, or regulatory enforcement actions; unanticipated business disruptions; dependence on third parties for significant services; insurance may not provide adequate levels of coverage against claims; failures, unavailability, or disruptions of the Company's information technology systems; dependence on key personnel or a highly skilled and diverse workforce; and the Company's ability to finance indebtedness on terms favorable to the Company; and other risks as set forth from time to time in the Company's Securities and Exchange Commission filings.
As a result of a number of known and unknown risks and uncertainties, the Company's actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Risks and uncertainties are identified and discussed in Item 1A-Risk Factors in the Company's Annual Report on Form 10-K for 2019. All subsequent written or oral forward-looking statements attributable to us or persons acting on the Company's behalf are expressly qualified in their entirety by these risk factors. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

HOSTESS BRANDS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited, amounts in thousands, except shares and per share data)

	December 31,	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$285,087	$146,377
Accounts receivable, net	104,892	105,679
Inventories	47,608	38,580
Prepaids and other current assets	15,569	8,806
Total current assets	453,156	299,442
Property and equipment, net	242,384	220,349
Intangible assets, net	1,853,315	1,901,215
Goodwill	535,853	575,645
Other assets, net	12,993	14,062
Total assets	$3,097,701	$3,010,713

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Long-term debt and lease obligations payable within one year	$11,883	$11,268
Tax receivable agreement obligations payable within one year	12,100	4,400
Accounts payable	68,566	65,288
Customer trade allowances	45,715	42,010
Accrued expenses and other current liabilities	21,661	18,137
Total current liabilities	159,925	141,103
Long-term debt and lease obligations	975,405	976,736
Tax receivable agreement obligations	126,096	64,663
Deferred tax liability	256,051	277,954
Total liabilities	1,517,477	1,460,456

Class A common stock, $0.0001 par value, 200,000,000 shares authorized, 122,108,086 and 100,046,392 issued and outstanding at December 31, 2019 and 2018, respectively	12	10
Class B common stock, $0.0001 par value, 50,000,000 shares authorized, 8,409,834 and 30,255,184 shares issued and outstanding at December 31, 2019 and 2018, respectively	1	3
Additional paid in capital	1,152,055	925,902
Accumulated other comprehensive income (loss)	(756)	2,523
Retained earnings	334,480	271,365
Stockholders’ equity	1,485,792	1,199,803
Non-controlling interest	94,432	350,454
Total liabilities, stockholders’ equity and non-controlling interest	$3,097,701	$3,010,713

HOSTESS BRANDS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, amounts in thousands, except shares and per share data)

	Three Months Ended		Twelve Months Ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Net revenue	$216,666	$214,815	$907,675	$850,389
Cost of goods sold	145,890	146,014	607,841	583,112
Gross profit	70,776	68,801	299,834	267,277
Operating costs and expenses:
Advertising and marketing	9,589	7,697	39,775	35,069
Selling expense	6,897	7,464	30,719	30,071
General and administrative	14,940	13,445	69,423	52,760
Amortization of customer relationships	5,628	6,074	23,377	24,057
Business combination transaction costs	1,914	250	1,914	297
Tax receivable agreement liability remeasurement	(1,110)	(114)	186	(1,866)
Gain on foreign currency contract	(7,128)	—	(7,128)	—
Other operating expenses	512	3,641	5,472	5,331
Total operating costs and expenses	31,242	38,457	163,738	145,719
Operating income	39,534	30,344	136,096	121,558
Other expense:
Interest expense, net	9,519	10,341	39,870	39,404
Gain on buyout of tax receivable agreement	—	—	—	(12,372)
Other expense	483	15	1,769	146
Total other expense	10,002	10,356	41,639	27,178
Income before income taxes	29,532	19,988	94,457	94,380
Income tax expense	5,977	3,636	16,892	12,954
Net income	23,555	16,352	77,565	81,426
Less: Net income attributable to the non-controlling interest	1,834	4,522	14,450	18,531
Net income attributable to Class A shareholders	$21,721	$11,830	$63,115	$62,895

Earnings per Class A share:
Basic	$0.18	$0.12	$0.57	$0.63
Diluted	$0.17	$0.12	$0.55	$0.61
Weighted-average shares outstanding:
Basic	121,219,637	100,034,285	110,540,264	99,957,049
Diluted	126,108,531	100,113,695	114,699,447	103,098,394

Results of Operations by Segment	Three Months Ended		Twelve Months Ended
(In thousands)	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Net Revenue
Sweet baked goods	$216,666	$203,132	$878,973	$808,355
In-Store Bakery	—	11,683	28,702	42,034
	$216,666	$214,815	$907,675	$850,389
Gross Profit
Sweet baked goods	$70,776	$66,311	$293,648	$258,995
In-Store Bakery	—	2,490	6,186	8,282
	$70,776	$68,801	$299,834	$267,277

HOSTESS BRANDS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, amounts in thousands)

	Twelve Months Ended
	December 31, 2019	December 31, 2018
Operating activities
Net income	$77,565	$81,426
Depreciation and amortization	43,334	41,411
Impairment of property, goodwill and intangibles	1,505	4,717
Non-cash loss on debt modification	531	—
Debt premium amortization	(747)	(1,079)
Tax receivable agreement remeasurement and gain on buyout	185	(14,237)
Non-cash fees on sale of business	1,414	—
Gain on foreign currency contract	(7,128)	—
Share-based compensation	9,231	5,600
Loss on sale/abandonment of property and equipment	471	253
Deferred taxes	14,121	10,255
Change in operating assets and liabilities, net of acquisitions and dispositions:
Accounts receivable	(2,570)	(3,667)
Inventories	(12,477)	3,569
Prepaids and other current assets	265	(510)
Accounts payable and accrued expenses	14,072	14,418
` Customer trade allowances	4,202	1,499
Net cash provided by operating activities	143,974	143,655

Investing activities
Purchases of property and equipment	(34,875)	(44,585)
Acquisition of business, net of cash	—	(23,160)
Proceeds from sale of business, net of cash	63,345	—
Proceeds from sale of assets	—	639
Acquisition and development of software assets	(5,609)	(3,839)
Net cash provided by (used in) investing activities	22,861	(70,945)

Financing activities
Repayments of long-term debt and capital lease obligations	(9,894)	(10,105)
Debt refinancing costs	(7,433)	—
Distributions to non-controlling interest	(6,658)	(9,551)
Payment of taxes related to the net issuance of employee stock awards	(1,431)	(1,025)
Payments on tax receivable agreement	(2,732)	(41,353)
Proceeds from the exercise of warrants	23	—
Net cash used in financing activities	(28,125)	(62,034)
Net increase in cash and cash equivalents	138,710	10,676
Cash and cash equivalents at beginning of period	146,377	135,701
Cash and cash equivalents at end of period	$285,087	$146,377

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$43,986	$37,617
Taxes paid	$1,840	$3,422
Supplemental disclosure of non-cash investing:
Accrued capital expenditures	$2,910	$7,858

HOSTESS BRANDS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Adjusted gross profit, adjusted operating income, adjusted net income, adjusted EBITDA and adjusted EPS collectively referred to as “Non-GAAP Financial Measures,” are commonly used in the Company's industry and should not be construed as an alternative to gross profit, operating income, net income or earnings per share as indicators of operating performance (as determined in accordance with GAAP). These Non-GAAP Financial Measures may not be comparable to similarly titled measures reported by other companies. The Company has included these Non-GAAP Financial Measures because it believes the measures provide management and investors with additional information to measure the Company's performance, estimate the Company's value and evaluate the Company's ability to service debt.
Non-GAAP Financial Measures are adjusted to exclude certain items that affect comparability. The adjustments are itemized in the tables below. You are encouraged to evaluate these adjustments and the reason the Company considers them appropriate for supplemental analysis. In evaluating adjustments, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments set forth below. The presentation of Non-GAAP Financial Measures should not be construed as an inference that future results will be unaffected by unusual or recurring items.
The Company defines adjusted EBITDA as net income adjusted to exclude (i) interest expense, net, (ii) depreciation and amortization (iii) income taxes and (iv) share-based compensation, as further adjusted to eliminate the impact of certain items that the Company does not consider indicative of its ongoing operating performance. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of the Company's results as reported under GAAP. For example, adjusted EBITDA:
•does not reflect the Company's capital expenditures, future requirements for capital expenditures or contractual commitments;
•does not reflect changes in, or cash requirements for, the Company's working capital needs;
•does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debt; and
•does not reflect payments related to income taxes, the Tax Receivable Agreement or distributions to the non-controlling interest to reimburse its tax liability.

HOSTESS BRANDS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited, amounts in thousands, except per share data)

	Three Months Ended December 31, 2019
	Gross Profit	Operating Income	Net Income	Diluted EPS
GAAP Results	$70,776	$39,534	$23,555	$0.17
Non-GAAP adjustments:
Foreign currency contract gain	—	(7,127)	(7,127)	(0.06)
Acquisition, disposal and integration related costs	—	1,926	1,926	0.02
Facility transition costs	4,565	5,917	5,917	0.05
Tax Receivable Agreement remeasurement	—	(1,110)	(1,110)	(0.01)
Impairment of property and equipment, intangible assets and goodwill	—	500	500	—
Loss on debt refinancing	—	—	530	—
Other	—	—	(47)	—
Remeasurement of deferred taxes	—	—	(892)	(0.01)
Tax impact of adjustments	—	—	(423)	—
NCI allocation of adjustments	—	—	—	—
Adjusted Non-GAAP results	$75,341	$39,640	$22,829	$0.16

Income tax			7,292
Interest expense			9,519
Depreciation and amortization			10,657
Share-based compensation			2,073
Adjusted EBITDA			$52,370

	Three Months Ended December 31, 2018
	Gross Profit	Operating Income	Net Income	Diluted EPS
GAAP Results	$68,801	$30,344	$16,352	$0.12
Non-GAAP adjustments:
Acquisition, disposal and integration related costs	4,761	5,058	5,058	0.05
Special employee incentive compensation	199	1,169	1,169	0.01
Tax Receivable Agreement remeasurement	—	(113)	(113)	—
Impairment of property and equipment, intangible assets and goodwill	—	3,553	3,553	0.03
Other	—	—	10	—
Remeasurement of deferred taxes	—	—	(380)	—
Tax impact of adjustments	—	—	(2,124)	(0.02)
NCI allocation of adjustments	—	—	—	(0.02)
Adjusted Non-GAAP results	$73,761	$40,011	$23,525	$0.17

Income tax			6,140
Interest expense			10,341
Depreciation and amortization			10,041
Share-based compensation			1,363
Adjusted EBITDA			$51,410

HOSTESS BRANDS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited, amounts in thousands, except per share data)

	Year Ended December 31, 2019
	Gross Profit	Operating Income	Net Income	Diluted EPS
GAAP Results	$299,834	$136,096	$77,565	$0.55
Non-GAAP adjustments:
Foreign currency contract gain	—	(7,127)	(7,127)	(0.06)
Acquisition, disposal and integration related costs	1,563	5,484	5,484	0.05
Special employee incentive compensation	33	1,910	1,910	0.02
Facility transition costs	9,381	12,080	12,080	0.11
Tax Receivable Agreement remeasurement	—	186	186	—
Impairment of property and equipment, intangible assets and goodwill	—	1,976	1,976	0.02
Loss on debt refinancing	—	1,487	2,023	0.02
Other	—	—	1,233	—
Remeasurement of deferred taxes	—	—	(4,564)	(0.04)
Tax impact of adjustments	—	—	(3,918)	(0.03)
NCI allocation of adjustments	—	—	—	(0.03)
Adjusted Non-GAAP results	$310,811	$152,092	$86,848	$0.61

Income tax			25,374
Interest expense			39,870
Depreciation and amortization			43,334
Share-based compensation			9,231
Adjusted EBITDA			$204,657

	Year Ended December 31, 2018
	Gross Profit	Operating Income	Net Income	Diluted EPS
GAAP Results	$267,277	$121,558	$81,426	$0.61
Non-GAAP adjustments:
Acquisition, disposal and integration related costs	10,137	10,434	10,434	0.10
Special employee incentive compensation	1,965	3,444	3,444	0.03
Tax Receivable Agreement remeasurement	—	(1,865)	(14,237)	(0.14)
Impairment of property and equipment, intangible assets and goodwill	—	4,970	4,970	0.05
Other	—	624	770	—
Remeasurement of deferred taxes	—	—	(5,375)	(0.05)
Tax impact of adjustments	—	—	(2,027)	(0.02)
NCI allocation of adjustments	—	—	—	(0.04)
Adjusted Non-GAAP results	$279,379	$139,165	$79,405	$0.54

Income tax			20,356
Interest expense			39,404
Depreciation and amortization			41,411
Share-based compensation			5,600
Adjusted EBITDA			$186,176